FIRST ADDENDUM TO
                      AGREEMENT OF SETTLEMENT AND COWRONHSE

      This First Addendum to Agreement of Settlement and Compron-dse (the "Addendum') is entered into this 26th day of March, 1996, by and between Westmark Group Holdings, Inc., formerly Network Financial Services Inc., a Colorado corporation with offices at 355 Northeast Fifth Avenue, #4, Delray Beach, Florida 33483 ("Company'), and Howard Rice, Nemerovski, Canady, Falk & Rabkin, a Professional Corporation with offices at 3 Embarcadero Center, 7th Floor, San Francisco, CA 94111 ('Howard Rice').

      WHEREAS, the Company and Howard Rice have heretofore entered into an Agreement of Settlement and Compron-dse dated September 19, 1994 (the "Settlement Agreement"); and

      WHEREAS, the Company has not performed its obligations under the Settlement Agreement, and is in default under the Settlement Agreement;

      WHEREAS, Howard Rice has given Company notice of such default, and has exercised its rights under paragraph 9 of the Settlement Agreement to accelerate all amounts due under the Settlement Agreement; and

      WHEREAS, the spreadsheet attached hereto as Exhibit "A" states the amount that is due and payable to Howard Rice under the Settlement Agreement as of the date hereof;

      WHEREAS, the parties wish to supplement the Settlement Agreement with the terms set forth herein, to provide Company with an alternative means of fulfilling its obligations under the Settlement Agreement;

      NOW, THEREFORE, the parties agree as follows-.

1. ALTERNATIVE PERFORMANCE UNDER THE SETTLEMENT AGREEMENT. a. Company will make the following payments to Howard Rice, which payments will be received by Howard Rice by the dates shown:


Date                               Payment                     Due

1996                               $10,000                   April 5,
1996                               $10,000                   May 3, 1996
                                   $10,000                   June 5,
1996                               $10,000                   July 5,
                                   $10,000                   August 5,

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1996                               $10,000                   September 5, 1996
                                   $10,000                   October 4, 1996
                                   $10,000                   November 5, 1996
                                   $10,000                   December 5, 1996
                                   $10,000                   January 3, 1997
                           TOTAL: $100,000

b. Company may satisfy its obligation to make the payments due on December 5,1996 and January 3, 1997 (the 'Final Payments'), in whole or in part, by thefollowing alternative procedure. Company may issue to Howard Rice shares of the Company's Common Stock. Provided that Howard Rice concludes that the resale of such shares by Howard Rice has either been registered or qualified under applicable state or federal securities laws and regulations or that such resale is exempt therefrom, Howard Rice will in good faith attempt to sell such shares on the open market through a broker-dealer or market maker acceptable to Company. Howard Rice will cooperate with Company in connection with the Company's preparation and filing of any registration statement covering such shares. If the registration statement covering such shares pertains to the resale of such shares by Howard Rice (as distinguished from the issuance of such shares by the Company to Howard Rice), Howard Rice will have the right to approve of the structure of the offering and to review and approve the registration statement filed by Company. Company's obligation to make the Final Payments win be reduced, dollar for dollar, by any cash proceeds, net of brokerage commissions and other costs, actually received by Howard Rice from the sale of shares of the Company's stock issued pursuant to this paragraph on or prior to the respective payment dates for such Final Payments. Company will defend, indemnify, and hold Howard Rice and its directors, officers, and employees harn-dess from and against any claims, liabilities, damages, or costs (including reasonable attorney's fees and costs of suit) arising out of any claim that the sale of such shares by Howard Rice violated any state or federal securities laws, or that the registration statement or prospectus prepared by Company relating to shares so sold was materially untrue or on-dtted to state facts necessary to make the facts stated therein not misleading.

      2. NO GRACE PERIOD. There will be no grace period with respect to the payments set forth above. In all cases, Company will ensure that Howard Rice is in possession of good funds in the amounts shown by the dates shown. If Howard Rice shall not have actually received good funds for any payment by the due date shown, a default shall exist under this Addendum, and Howard Rice may pursue any and all remedies available to it under the Settlement Agreement and as contemplated herein.

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      3. SATISFACTION OF OBLIGATIONS UNDER SETTLEMENT AGIEE@. Upon timely payment of all amounts set forth in paragraph 1, Company will be deemed to have satisfied all of its obligations under the Settlement Agreement and this Addendum.

      4. CONFESSION OF JUDGM@. Concurrently with execution and delivery of this Addendum, Company will execute and deliver to Howard Rice a Confession of Judgment Statement in the form attached hereto AS Exhibit "B.' Company agrees that in the event Company fails to make any of the payments required in paragraph 1 hereof, Howard Rice may without further notice to Company file such Confession of judgment Statement in a court of appropriate jurisdiction and cause judgment to be entered thereon. For purposes of the entry of such judgment, Company hereby consents to the jurisdiction of the Superior Court in and for the City and County of San Francisco.

      5. NO WAIVER. Howard Rice is entering into this Addendum solely as a financial accommodation to the Company. In doing so, Howard Rice is not waiving or excusing any of Company's obligations or defaults under the Settlement Agreement.

      6. COUNTERL2ARTS. TNs Addendum may be signed by the parties in several counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument.

      7. RATIFICATION OF SETTLEMENT AGREEMENT. The Settlement Agreement is ratified and affirmed in all respects.


WESTMARK GROUP HOLDINGS, INC., formerly    HOWARD, RICE,
NENffiROVSIU,                              NETWORK FINANCIAL SERVICES, INC.
CANADY, FALK & RABKIN
                                           A Professional Corporation

By: /s/                                    By: /s/
Title: President                           Title:


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